Exhibit 99.1

Vine Hill Capital Investment Corp. II Announces Pricing of Upsized $200 Million Initial Public Offering

Fort Lauderdale, Florida, Dec. 17, 2025 (GLOBE NEWSWIRE) -- Vine Hill Capital Investment Corp. II (the “Company”), a special purpose acquisition company, today announced the pricing of its upsized initial public offering of 20,000,000 units at a price of $10.00 per unit. The units are expected to be listed for trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “VHCPU” beginning December 18, 2025. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant of the Company. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and warrants will be listed on Nasdaq under the symbols “VHCP” and “VHCPW,’’ respectively. The offering is expected to close on December 19, 2025, subject to customary closing conditions.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination in any business, industry, sector or geographical location, but the Company intends to focus its search on a target business in industries that complement its management team’s background, and to capitalize on the ability of its management team to identify and acquire a business.

Stifel, Nicolaus & Company, Incorporated is acting as sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to 3,000,000 additional units at the initial public offering price to cover over-allotments, if any. Paul Hastings LLP is serving as legal counsel to the Company. Greenberg Traurig, LLP is serving as legal counsel to the underwriters.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Stifel, Nicolaus & Company, Incorporated: Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, One South Street, 15th Floor, Baltimore, Maryland 21202, or by email: SyndProspectus@Stifel.com or by telephone: (855) 300-7136.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 17, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds from the offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact

Nicholas Petruska
Vine Hill Capital Investment Corp. II
Phone: (954) 848-2859
Email: info@vinehillcapital.com